Exhibit 10.69

Party A: Shin Kong Life Insurance., Ltd.

Party B: Law Insurance Broker Co., Ltd.

Both parties agreed the terms and conditions set forth in this Contract (the “Contract”) as follows:

Article 1

This Contract will be effective after it has been agreed and signed and expire at the end of December 31 each year. If no event set forth in Section 9 or 10.1 happens, then this contract is automatically renewed one-year thereafter likewise.

Article 2

The scope of cooperation which is authorized by Party B is as follows:

(1)	Party B can make the insurance contract on behalf of the insured with Party A. Party B and its sales can explain insurance product, policy content, terms and rules of Party B and forward the first phase of the premium of insurance product to Party A.
(2)	Any collection of the proposer, application documents from the insured or the beneficiary of insurance book, contract changes, insurance, and shall be forwarded to Party A immediately upon receipt of the Party B.
(3)	Party B shall not forward any self-fulfillment part of this contract to be handled by a third party on behalf of the Party B, including not take any insurance contract made by any other insurance broker as its own contracts.

Article 3

Party A shall pay the commission to Party B pursuant to solicit the business of the commission table as the attachment. If any changes according to the government law and regulation, Party B can change the table upon agreement with Party. Such change shall not back to influence any effective insurance contract made by Party B.

Article 4

Party A shall pay the commission according to the Article 3. If the client pays for the insurance product by checks, the commission for 1st year and continuous years shall be paid after cashing the check.

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Article 5

1.	Party B agree that promised amount of responsibility for each contract year, beginning with its annual life insurance premium income by total real income of not less than NT $ 600 million, and continues to not less than 80%. Party A has the right to terminate this Contract if fail to achieve either conditions. If such fails due to force majeure, Party A shall assist Party B according to actual circumstance.
2.	If the first premium payment by check, the cashing period shall be no more than 28 days.
3.	Party B and its personnel shall forward the money, checks, property and securities belong to Party A to Party A immediately according to section 30 of the Regulations Governing Insurance Brokers. Party B shall not offset in order to receive the commission.
4.	During the period that Party B receive the premium from the client and fails to forward to Party A, all liability and damage caused afterwards shall be responsible by Party B.
5.	Party B solicit the business approved by Party A, except in accordance with the relevant laws and regulations, the contents of the insurance policy and the terms of the notes, should honestly inform the customer, not harm Party A’ s goodwill.
6.	Party B shall not alter or change the article of the policy made by Party A and not make any commitment beyond the article of the policy.
7.	If Party B plans to use Party A’s name to make advertisement or marketing, Party B shall gain prior written consent from Party A.
8.	Party B shall provide necessary service to the policyholder agreed by Party A, and Party A shall provide related information regarding service to Party B.
9.	Party B shall not deal any things beyond this Contract with Party A’s name.
10.	Except otherwise agreed, under this contract, if the solicitation of business is invalid, cancellation, termination, policy stopped efficiency, or the sum insured change or other reasons, not caused by Party A shall return the premiums to policyholders , Party B shall refund the actual premiums the amount, according to the ratio of return in respect of insurance contracts has led the commission and other remuneration, and Party A is derived from payments to be deducted from the payment.
11.	The life insurance contracts solicited by Party B shall comply with the quality standards of the Party A.

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(1)	If any short-term mortality or bad-quality cases (refer to attachment 2), Party B shall return all paid commission to Party without argument and Party retains the right to terminate this Contract.
(2)	If any medical claims higher than the standard set by Party A (refer to attachment 3), Party A has the right to terminate this Contract.
12.	Any insurance products approved by the competent authority in sales of merchandise from Party A notices Party B in the written consent of the insurance product. Party A plans to cancel a particular Insurance Product or modify its contents, Party A shall notify Party B in fifteen before, unless the authorities policy or not attributable to the Party's cause can not be the subject of notification.
13.	Party B may prepare additional material and tools supporting business operation at its cost. Party B shall gain prior written consent from Party A when using Party A’s trademark.
14.	If it’s necessary to change the operation rules or underwriting rules of the insurance products, Party A shall notify Party B immediately. All insurance contracts made prior to such changes will be influenced.
15.	Notwithstanding any other provisions of this Contract, the effective date of all documents received by Party B on behalf of Party will be decided by the rules of Party A.
16.	Party A shall provide the contact window for Party B to deal with consulting, replying.

Article 6

Party B shall not sign any contract or provide any commission to the sales person employed by Party A; any violation of this article will be dealt by following:

1.	All insurance will be belong to the original unit.
2.	The other party may notify such breaching party in writing to reach the agreement and stop the above behavior. If such violation is severe, NT 30,000 penalty for each event and not over 3 time half year.

Article 7

1.	Party B is not entitled to receive the initial brokerage for newly entered insurance contract when the former insurance contract of the insured is defaulted or surrendered 6 months before the new insurance contract is entered. Party B shall return the brokerage to Party A when the former insurance contract of the insured is defaulted or surrendered 6 months after the new insurance contract is entered.

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2.	However, Party B is still entitled to receive the brokerage base on the difference of the amount of insurance between the former contact and the new contract.

Article 8

1.	The Receiving Party shall neither disclose to any third party any Confidential Information of the Disclosing Party in any manner including written or oral. The Receiving Party shall not use the Confidential Information except for this Contract.
2.	The Receiving Party shall use at least the degree of care, to avoid disclosure of such Confidential Information as it uses with respect to its own proprietary information of like importance, but no less than the same degree of care generally used by others in the industry to protect their own proprietary information.
3.	This provision shall remain valid after this contract is terminated.

Article 9

1.	Either party may terminate this Contract, at any time, if the other party breaches any material term of this Contract and fails to cure that breach within reasonable period after notice thereof from the non-breaching party.
2.	The breaching party shall indemnify, defend and hold non-breaching Party harmless against all damage directly or indirectly arising out of breach of the terms and conditions of this Agreement or the applicable laws.

Article 10

1.	Either party may terminate this Contract, at any time, if the other party breaches any material term of this Contract and fails to cure that breach within reasonable period after notice thereof from the non-breaching party.
2.	If either Party is likely to be foreclosed from check clearing services, liquidated or to be adjudicated bankrupt, the other Party shall have the right to terminate this Contract.
3.	After the termination of this contract, Party B should still carry on insurance contract made by Party A in this contract until all insurance contract terminated.
4.	The expiration or termination of this Contract shall not prejudice any rights and obligations incurred under this Contract prior to the expiration or termination.

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Article 11

Upon the termination of this Contract

1.	Remuneration Paid to Party B will be limited to the life insurance in the first year and renewal commissions annual service fee. The payment regarding the insurance policies will be made by Party A and Party A has the right to offset any unpaid amount plus interest owed by Party B.
2.	If Party B decides to stop the business and Party A agrees to forward the first year and renewal commissions annual service fee to the third party legally receive the business. Party A shall have agreement with such third party.

Article 12

Any matters not agreed in this Contract, the Insurance Law, Civil Law, insurance broker management rules and relevant laws will be applied.

Article 13

When the party responsible person is unable to perform their duties, should immediately apply for a successor agreement to sign and acknowledge this procedure.

Article 14

Any waiver, modification, addendum or amendment of any provision of this Contract will be effective only if in writing and signed by duly authorized representatives of each party.

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Article 15

The parties irrevocably agree that all disputes arising in any way out of this Contract which may be resolved by lawsuit will be submitted to District Court of Taipei, Taiwan as the first instance court.

Article 16 Copies

This Contract will be executed in two copies; one for each party.

January 1st, 2011

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